UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2005
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 29, 2005, Advanced Energy Industries, Inc. and Applied Materials Inc. entered into a Global Supply Agreement, or GSA, and a Freight Amendment to the GSA. The GSA, as amended by the Freight Amendment, sets forth terms and conditions governing sales of specified products, referred to in the GSA as “Items,” and services to Applied Materials and its subsidiaries by Advanced Energy during the term of the GSA, including terms relating to pricing and payment; purchase order, acceptance and cancellation procedures; shipping and delivery; inventory management; warranty and repair and support services; and indemnification of Applied Materials by Advanced Energy. The GSA sets forth base pricing for each of the Items covered by the GSA, as well as the terms and conditions under which such pricing can be adjusted. The GSA does not require Applied Materials to purchase any level of Items or services from Advanced Energy. The GSA also provides for categorization of Items and designation of Advanced Energy’s and Applied Materials’ intellectual property rights with respect to the Items in each category. Such intellectual property rights include Applied Materials’ rights to royalties on specified sales of Items in certain categories. The GSA also imposes limitations on Advanced Energy’s use and disclosure of confidential and proprietary information relating to Applied Materials and its business and products. The GSA will expire on August 29, 2008, but is subject to extension for an additional six months at Applied Materials’ option, as well as early termination by Applied Materials in accordance with the terms of the GSA.
Applied Materials is Advanced Energy’s largest customer, based on sales. Sales to Applied Materials accounted for 23% of Advanced Energy’s total sales in the first six months of 2005 and 27% of Advanced Energy’s total sales in the full year 2004.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: September 1, 2005	/s/ Michael El-Hillow
Michael El-Hillow, Executive Vice President
and Chief Financial Officer